UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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J. C. Penney Company, Inc.

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Supplemental Information Regarding Proposal  4 –
Advisory Vote on Compensation

Commencing on or about May 3, 2011, J. C. Penney Company, Inc. (the “Company”) sent the following communication to certain stockholders.

At the Company’s 2011 Annual Meeting of Stockholders to be held on Friday, May 20, 2011,  stockholders will cast an advisory vote to approve the compensation of  the Company’s named executive officers (also known as “say-on-pay”). Proposal 4 in the Company’s 2011 proxy statement includes the relevant information regarding this matter. The Company’s Board of Directors has recommended that you vote “FOR” the approval of Proposal 4.

ISS Proxy Advisory Services (“ISS”) has recommended that its clients vote “AGAINST” Proposal 4.  ISS asserts that there is a misalignment between the Company’s performance and the compensation of its Chairman of the Board and Chief Executive Officer.  The Board of Directors strongly disagrees with this analysis, as well as the underlying methodology, and urges you to vote “FOR” approval of Proposal 4.

Financial Performance

The Company has made significant strides in executing its long range plan and delivering value to stockholders.  In fiscal 2010, comparable store sales grew 2.5 percent over 2009 and earnings per share from continuing operations of $1.59 were 48.6% higher than 2009.  Further, in February 2011, the Board of Directors approved a new $900 million share repurchase program to return value to stockholders.

ISS’s methodology fails to reflect the Company’s strong comparative financial performance.  First, ISS’s recommendation is based in part on a calendar year comparison of the Company’s Total Shareholder Return (“TSR”) with that of a group of companies selected by ISS using the Global Industry Classification Standard (“GICS”) methodology.

The appropriate timeframe to measure the Company’s TSR is on a fiscal year basis, rather than a calendar year basis.  Like many retail companies, the Company’s fiscal year runs from February through the end of January, and includes the holiday season, when a significant portion of sales and profits are recorded.  Accordingly, the Company aligns its compensation philosophy and practices with fiscal year performance.  Based on fiscal year results, the Company’s 2010 TSR is above the median of the GICS peer companies used by ISS.

Second, ISS’s use of a GICS peer group does not accurately measure the Company’s comparative financial performance.  The Company measures its comparative financial performance against a peer group comprised of select retail and high brand value companies with median revenues of $20.2 billion and a median employee count of 137,000.  The peer group includes Kohl’s , Macy’s, Target, Best Buy, PepsiCo and Nike.  This peer group is more relevant to measuring comparative TSR performance because the Company’s size and operations are significantly larger than the companies in the GICS peer group.  Also, the Company is a multi-line retailer and only 13% of the companies in the GICS group are multi-line retailers.

When compared with the Company’s peer group, fiscal year 2010 TSR was at the 72nd percentile and calendar year 2010 TSR was at the 65th percentile.  In addition, when compared against the top 500 and 1,000 companies based on market value, the Company’s calendar year 2010 TSR is at the 54th and 52nd percentiles, respectively.

Executive Compensation and Pay for Performance Analysis

Mr. Ullman’s total compensation has decreased significantly since 2008.  At target levels of performance and payout, 73% of Mr. Ullman’s total direct compensation in 2010 was tied to the Company’s financial performance.  Mr. Ullman’s base salary has remained the same for the past five years, and his annual incentive compensation in 2010 decreased by nearly $1 million compared to 2009.

The 2010 year-over-year increase in Mr. Ullman’s total compensation was primarily due to the return to the Company’s normal practice of granting equity awards at market-competitive levels.  In 2009, the Company reduced the size of all of the named executive officers’ equity awards, including Mr. Ullman’s, by one-half in view of the difficult economic environment.  Specifically, Mr. Ullman’s annual equity grant went from $8,000,000 in 2008 to $4,000,000 in 2009.  The return to equity grants at normal levels in 2010 gives the appearance that Mr. Ullman’s compensation significantly increased in 2010.  Mr. Ullman’s target equity compensation at the 2010 values is at or near the 50th percentile for the Company peer group.

ISS’s valuation of Mr. Ullman’s option grant significantly overstates his total compensation. ISS measures Mr. Ullman’s total compensation at approximately $14.2 million in 2010, whereas the Company’s 2011 proxy statement shows total compensation of $13.1 million in 2010.  The primary cause of this difference relates to the valuation of Mr. Ullman’s stock options.  The Company’s valuation comports with United States generally accepted accounting principles and reflects the recorded compensation expense in the Company’s audited financial statements.  Indeed, as reported in the Summary Compensation Table included in the 2011 proxy statement, the value of Mr. Ullman’s 2010 year-over-year stock option awards was flat.

The ISS report inappropriately references the equity award granted to Mr. Ullman in 2011, which is not relevant to the 2010 say-on-pay vote.  A substantial portion of his annual compensation is in the form of long-term incentive equity awards, which align his interests with the long-term interests of  stockholders.  Mr. Ullman received 60% of his 2010 annual grant in performance-based restricted stock units, 20% in time-based restricted stock units and 20% in stock options. In addition, contrary to the ISS report, Mr. Ullman does not have an employment contract or severance agreement with the Company.

Corporate Governance

The independent members of the Board of Directors reviewed and evaluated Mr. Ullman’s performance.  The Human Resources and Compensation Committee (the “Committee”) of the Board, based on that evaluation as well as market data provided by the Committee’s independent compensation consultant, made a recommendation to the other independent directors regarding Mr. Ullman’s compensation.  All of the independent directors then made the final determination regarding Mr. Ullman’s compensation.

Conclusion

In light of the foregoing, we strongly disagree with ISS’s recommendation and analysis and urge you to vote “FOR” approval of Proposal 4.  Your vote is important and we appreciate your continued support of the Company.